As filed with the Securities and Exchange Commission on April 7, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SWIFT TRANSPORTATION CO., INC.

(Exact name of Registrant as specified in its charter)

Nevada	86-0666860
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2200 South 75th Avenue
Phoenix, Arizona 85043
(602) 269-9700
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Jerry Moyes, President
Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, Arizona 85043
(602) 269-9700
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Steven D. Pidgeon, Esq.
John W. Dorris, Esq.
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
(602) 382-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 464(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share	Price	Registration Fee

Common Stock, $.001 par value	942,155 (1)	$17.650 (2)	$16,629,036 (2)	$2,106.90

(1)	This Registration Statement shall also cover any additional shares of Common Stock that become issuable in connection with the shares registered hereby by reasons of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Company’s outstanding shares of Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), based on the average high and low prices of the common stock on April 5, 2004, as reported by the Nasdaq National Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 7, 2004

Prospectus	SWIFT TRANSPORTATION CO., INC.

942,155 Shares

Common Stock

     This is a public offering of up to 942,155 shares of our common stock. All of the shares being offered, when and if they are sold, will be sold by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders” or their transferees. The selling stockholders acquired the shares in connection with our purchase of the remaining shares of Trans-Mex, Inc. S.A. de C.V.

     The selling stockholders will receive all the proceeds from any sales of the shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of these shares.

     Our common stock is publicly traded on the Nasdaq National Market under the symbol “SWFT”. On April 5, 2004, the last reported sale price for the common stock on the Nasdaq National Market was $17.650 per share.

     We urge you to carefully read the “Risk Factors” section beginning on page 2 before making an investment in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April      , 2004

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

-i-

PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Swift Transportation

     We operate the largest fleet of truckload carrier equipment in the United States combining strong regional operations with a transcontinental van operation. The principal types of freight we transport include retail and discount department store merchandise, manufactured goods, paper products, non-perishable and perishable food, beverages and beverage containers and building materials.

     In January 2004, we completed the acquisition of an additional 51% interest in Trans-Mex, Inc. S.A. de C.V. (Trans-Mex). After this acquisition, we own 100% of this Mexican truckload carrier. The purchase price for this 51% interest was $31 million consisting of $11 million in cash and 942,155 shares of common stock. Through this acquisition, we become the only United States trucking company with a 100% ownership interest in a Mexican carrier. The shares offered by this prospectus were acquired by the selling stockholders as consideration for our purchase of the remaining shares of Trans-Mex.

     Our corporate offices are located at 2200 South 75th Avenue, Phoenix, Arizona 85043. Our main telephone number is (602) 269-9700. Our website address is www.swifttrans.com. Information contained on our website does not constitute part of this prospectus or the related shelf registration statement.

The Offering

Common Stock offered by the selling stockholders	942,155 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering

Nasdaq National Market symbol	SWFT

RISK FACTORS

     You should carefully consider the risks and uncertainties described below before purchasing our common stock.

RISKS RELATED TO OUR BUSINESS IN GENERAL

Because we operate in a highly competitive environment, our business will suffer if we are unable to adequately address excess capacity and other factors that may affect our ability to compete with other carriers.

     Our business is dependent upon a number of factors that may have a material adverse effect on our results of operations, many of which are beyond our control. These factors include excess capacity in the trucking industry and significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees and insurance and claims costs, to the extent not offset by increases in freight rates or fuel surcharges. The results of operations also are affected by recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail, manufacturing and paper products) in which there is a concentration of customers. In addition, the results of operations are affected by seasonal factors. Customers tend to reduce shipments after the winter holiday season and operating expenses tend to be higher in the winter months primarily due to colder weather, which causes higher fuel consumption from increased idle time.

We are highly dependent on a few major customers, the loss of which could have a material adverse effect on our business.

     A significant portion of our revenue is generated from key customers. During 2003, our top 25, 10 and 5 customers accounted for 55%, 39% and 30% of revenues, respectively. Our largest customer, Wal-Mart accounted for 12% of our revenues in 2003. We do not have long-term contractual relationships with many of our key customers, and there can be no assurance that our relationships with our key customers will continue as presently in effect. A reduction in or termination of our services by a key customer could have a material adverse effect on our business and operating results.

Ongoing insurance and claims expenses could significantly reduce our earnings.

     We currently self-insure for liability resulting from cargo loss, personal injury, workers’ compensation, and property damage, and maintain insurance with licensed insurance companies above our limits on self-insurance. To the extent we were to experience an increase in the number of claims for which we are self-insured, our operating results would be materially adversely affected. In addition, significant increases in insurance costs, to the extent not offset by freight rate increases, would reduce our profitability.

     Beginning in 2003, the deductible amount for general liability rose from $250,000 to $1,000,000 per incident. This increase in our deductible was a part of the settlement agreement between us and our insurance company that is discussed in the following paragraph. We believe that the benefits we will receive from the insurance settlement outweigh the additional costs that will result from a higher deductible. This expense will vary as a percentage of operating revenue from period to period based on the frequency and severity of claims incurred in a given period as well as changes in claims development trends.

     Furthermore, we entered into a settlement agreement with our insurance company that carries a portion of our transportation liability insurance. Pursuant to this settlement, the insurance company agreed to provide certain insurance coverage, at no cost to the Company, through December 2004, in exchange for our releasing all claims that were the subject of the litigation. We have been recognizing this settlement amount as a reduction of insurance expense as the insurance coverage is provided during the period from July 1, 2002 through December 31, 2004. In addition, we deferred the $21.1 million of legal expenses, which were paid pursuant to a contingent fee arrangement based upon our estimate of the value of the insurance provided of between $65 million and $74 million. These legal expenses are being amortized on a straight-line basis over the thirty-month period beginning July 1, 2002. In the event that we do not receive the future insurance coverage due to the liquidation, rehabilitation, bankruptcy or other similar insolvency of the insurers, we will receive a reimbursement of our legal expenses on a declining basis ranging from $15.8 million through December 15, 2002 to $3.9 million through July 1, 2004.

We have significant ongoing capital requirements that would limit our growth if we are unable obtain adequate financing.

     The trucking industry is very capital intensive. We depend on cash from operations, operating leases and debt financing for funds to expand the size of our fleet and maintain modern revenue equipment. If we were unable in the future to enter into acceptable financing arrangements, it would limit our growth.

Difficulty In Attracting Drivers Could Affect Our Profitability And Ability To Grow.

     Periodically, the trucking industry experiences substantial difficulty in attracting and retaining qualified drivers, including independent contractors. If we are unable to continue to attract drivers or contract with independent contractors, we could be required to adjust our driver compensation package or let trucks sit idle, which could adversely affect our growth and profitability.

We may not be successful in our acquisition strategy, which could limit our growth prospects.

     Our growth has been dependent, in part, upon the acquisition of trucking companies throughout the United States. To date, we have been successful in identifying trucking companies to acquire and in integrating such companies’ operations into our operations. We may face competition from transportation companies or other third parties for acquisition opportunities that become available. There can be no assurance that we will identify acquisition candidates that will result in successful combinations in the future. Any future acquisitions by us may result in the incurrence of additional debt, which could adversely affect our profitability, or could involve the potentially dilutive issuance of additional equity securities. In addition, acquisitions involve numerous risks, including difficulties in assimilation of the acquired company’s operations particularly in the period immediately following the consummation of such transactions, the diversion of the attention of management from other business, and the potential loss of customers, key employees and drivers of the acquired company, all of which could have a material adverse effect on our business and operating results.

If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed.

     Many of our executive officers are key to the management of our business and operations. Our future success depends on our ability to retain these officers and other capable managers. Although we believe we could replace key personal given adequate prior notice, the unexpected departure of key executive officers could cause substantial disruption to our business and operations. In addition, we may not be able to retain and recruit talented personnel without incurring substantial costs.

Our Chief Executive Officer and principal stockholder will continue to have substantial control over us following this offering, which could limit your ability to influence the outcome of key transactions, including changes of control.

     Trusts established for the benefit of Jerry C. Moyes and his family beneficially own approximately 34% of our common stock. Accordingly, Mr. Moyes will have a significant influence upon the activities of the Company, as well as on all matters requiring approval of the stockholders, including electing members of our Board of Directors and causing or restricting the sale or merger of the Company. This concentration of ownership, as well as the ability of the Board to establish the terms of and issue our preferred stock without stockholder approval, may have the effect of delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over their current market prices.

We operate in a highly regulated industry and increased costs of compliance with, or liability for violation of, applicable regulations could have a material adverse effect on our business.

     We are regulated by the United States Department of Transportation. This regulatory authority exercises broad powers, generally governing activities such as authorization to engage in motor carrier operations, safety, financial reporting, and certain mergers, consolidations and acquisitions. We may also become subject to new or more comprehensive or restrictive regulations relating to fuel emissions and ergonomics. The increased cost of complying with such regulations could have a material adverse effect on our business and operating results.

     Recently, a compliance review by the Arizona division of the Federal Motor Carrier Safety Division (FMSCA) resulted in a proposed rating status for Swift of “conditional.” There are three possible ratings assigned by FMSCA: satisfactory, conditional and unsatisfactory. The proposed drop in our rating status relates to the accuracy of the documentation of driving logs maintained by our drivers and owner operators. We have appealed this rating and petitioned FMSCA for a review of our rating status. Until this review is complete, our the conditional rating is stayed and our rating remains “satisfactory.” If FMSCA ultimately determines our safety rating to be “conditional” it could result in certain material adverse consequences to our business and operations.

     Although a conditional rating will not result in our authority to transport hazardous materials, certain industry standard provisions in our contracts with our customers could allow the customer to reduce or terminate its relationship with us. If a significant customer or large number of smaller customers, or combination thereof, reduce or terminate their relationship with us, it would have a material adverse affect on our business. In addition, there is a possibility that a drop to conditional status could affect our ability to self-insure for personal injury and property damage relating to the transportation of freight, which could cause our insurance costs to increase.

     In addition, our operations are subject to various environmental laws and regulations dealing with the transportation, storage, presence, use, disposal and handling of hazardous materials, discharge of stormwater and underground fuel storage tanks. If we should be involved in a spill or other accident involving hazardous substances or if we were found to be in violation of applicable laws or regulations, it could have a material adverse effect on our business and operating results.

     In January 2004, the Department of Transportation adopted new regulations concerning the maximum number of hours of service that commercial truck drivers may operate. The revised regulations increased the maximum daily drive time from 10 to 11 hours, but no longer allow for breaks in the on on-duty period. These changes could reduce the time that a driver is available to drive as a result of the calculation of the on-duty period and productivity losses could occur with respect to our business. If we are unsuccessful in working with our shippers to adjust for the impact of these new regulations, it could have a negative impact on our financial results.

Decreases In The Value Of Our Existing Equipment Could Affect Our Ability To Purchase New Equipment.

     We rely on the sale of used equipment to offset the cost of purchasing new equipment. In the past three years, used tractor values have deteriorated significantly. Should this trend continue, it could have a material adverse effect on our business and operating results.

Our business is subject to general economic and business factors that are largely out of our control, any of which could have a material adverse effect on our operating results.

     Our business is dependent upon a number of factors that may have a material adverse effect on our results of operations, many of which are beyond our control. These factors include excess capacity in the trucking industry and significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees and insurance and claims costs, to the extent not offset by increases in freight rates or fuel surcharges. The results of operations also are affected by recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail, manufacturing and paper products) in which there is a concentration of customers. In addition, the results of operations are affected by seasonal factors. Customers tend to reduce shipments after the winter holiday season and operating expenses tend to be higher in the winter months primarily due to colder weather, which causes higher fuel consumption from increased idle time.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

Our stock price is volatile, which could cause you to lose a significant portion of your investment.

     The market price of our common stock could be subject to significant fluctuations in response to certain factors, including, among others, variations in the anticipated or actual results of our operations or other companies in the transportation industry, changes in conditions affecting the economy generally, fluctuations in interest rates and fuel prices, increases in insurance premiums affecting the trucking industry generally, the depressed market for used tractors affecting the trucking industry generally, analysts’ reports or general trends in the industry, as well as other factors unrelated to our operating results.

We do not plan to pay any dividends on our common stock.

     We have not paid cash dividends on our common stock in the current year or either of the two preceding fiscal years. Our revolving credit facility and one of our notes payable include limitations on the payment of cash dividends. It is the current intention of management to retain earnings to finance the growth of our business. Future payment of cash dividends will depend upon the financial condition, results of operations, and capital requirements of the Company, as well as other factors deemed relevant by the Board of Directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions are intended to identify forward-looking statements.

     Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not have any obligation to release updates or any changes in events, conditions or circumstances on which any forward-looking statement is based or to conform those statements to actual results.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any fees and disbursements to underwriters not customarily paid by issuers of securities in a secondary offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of the shares covered by this prospectus. The selling stockholders also will be solely responsible for the fees and expenses of any counsel, accountants or other experts retained by them. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, printing fees and expenses, and any fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

     The selling stockholders are the former stockholders of Trans-Mex. The shares covered by this prospectus were issued to them as consideration for our purchase of the remaining shares of Trans-Mex.

     The following table sets forth certain information regarding the beneficial ownership of common stock by the selling stockholders. Beneficial ownership is determined in accordance with the rules promulgated by the SEC, and includes voting or investment power with respect to shares. The following information is based upon information provided by the selling stockholders. Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is based on 81,235,899 shares outstanding as of March 26, 2004.

	Shares Beneficially Owned Prior To			Shares Beneficially Owned After
	Sale Under This Prospectus			Sale Under This Prospectus
			Shares Offered
		Percentage	By This		Percentage
Name of Selling Stockholder	Number(1)	Ownership	Prospectus	Number(2)	Ownership
Lourdes R. Varela	471,077	0.58%	471,077	[--]	[*]
Magda V. Varela	471,078	0.58%	471,078	[--]	[*]

*	Represents less than 1% of the issued and outstanding shares.

(1)	Lourdes R. Varela and Jose-Varela Walsh, husband and wife, and Magda V. Varela and Esteban Varela-Walsh, husband and wife, have each respectively pledged 51,000 shares under a variable prepaid forward contract and may, in the future, pledge additional shares under similar arrangements. The contract has a period of one year. At the expiration of the contract, each must deliver an agreed settlement amount, which may be paid in cash, shares, or a combination of the two. Prior to Swift’s purchase of the remaining shares of Trans-Mex on January 9, 2004, the spouses of the selling stockholders were members of the board of directors of Trans-Mex. Until such date, each spouse was working under an independent contractor management agreement to manage Trans-Mex (including serving on its board of directors). In connection with Swift’s purchase of such shares, the independent contractor management agreements were terminated and they resigned from their positions on the Trans-Mex board. Since January 9, 2004, the spouses of the selling stockholders are providing services to Trans-Mex as independent contractors, but without a written contract.

(2)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may elect not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account as allowed by this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	in privately negotiated transactions;

•	in options transactions;

•	short sales; and

•	a combination of any of the above methods of sale.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also:

•	sell the common stock short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares may be resold by the broker-dealer or other financial institution pursuant to this prospectus (as supplemented or amended to reflect that transaction); and

•	pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and other persons participating in the sale or distribution of the shares. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. We will pay certain expenses in connection with this offering, as more fully described above under the heading “Use of Proceeds.”

     Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon by Snell & Wilmer, L.L.P., Phoenix, Arizona.

EXPERTS

     The consolidated financial statements of Swift Transportation Co., Inc. as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. As permitted by the SEC’s rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold in this offering, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement.

     We file annual, quarterly and special reports, proxy statements and current reports, and any amendments to those reports, as soon as practicable after electronically filing the reports with the Securities and Exchange Commission. Any materials we file with the SEC may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov at which you can view and download copies of reports, proxy and information statements and other information filed electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

1.	Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003;

2.	Our definitive Proxy Statement on Schedule 14A filed on April 22, 2003;

3.	The description of our common stock in our Registration Statement on Form 8-A, filed with the SEC on May 22, 1990, including any amendment or report filed to update such description; and

4.	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

     You may request a copy of these documents, which will be provided to you at no cost, by contacting:

Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, Arizona 85043
(602) 269-9700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the expenses to be borne by us in connection with the offering being registered hereby:

Securities and Exchange Commission filing fee	$2,107
Nasdaq National Market fee	n/a
Printing expenses*	2,000
Legal fees and expenses *	2,500
Accounting fees and expenses*	7,000
Miscellaneous*	$200

Total	$13,807

*Estimated

Item 15. Indemnification of Directors and Officers

     The Nevada General Corporation Law requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer of director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer’s or director’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer of director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud or a knowing violation of the law. The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

     Our Articles of Incorporation eliminate personal liability of directors or officers for any expenses, claims, damages or liability incurred by reason of their position to the fullest extent allowed under the Nevada General Corporation Law.

     Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she was or is a director, officer, employee or agent of the company. In addition, our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company by reason of the fact that he or she was or is a director, officer, employee or agent against expenses, actually and reasonably incurred if he acted in good faith, unless adjudged liable to the company. Further, our Bylaws provide that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise, in defense of any action, suit or proceeding referred to above or in defense of any claim, matter or issue therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Form S-3 Registration Statement No. 33-66034)

3.2	Amended and Restated Bylaws of Swift Transportation Co., Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Form S-3 Registration Statement No. 33-66034)

4.1	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992)

5.1	Opinion of Snell & Wilmer L.L.P.

10.1	Stock Purchase Agreement, dated as of February 10, 2000, among Swift Transportation Corporation, Trans-Mex, Inc. S.A. de C.V. and its stockholders signatory thereto, as amended by the amendment dated January 9, 2004.

23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24	Powers of Attorney (included on signature page)

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     The undersigned registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim information.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Swift Transportation Co., Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, this 5th day of April, 2004.

SWIFT TRANSPORTATION CO., INC.,
a Nevada corporation

By:	/s/ JERRY C. MOYES

Jerry C. Moyes
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each of the undersigned persons constitutes and appoints Jerry C. Moyes, William F. Riley, III and Gary R. Enzor, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Form S-3 Registration Statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1993, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming that all said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JERRY C. MOYES (Jerry C. Moyes)	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 5, 2004

/s/ WILLIAM F. RILEY, III (William F. Riley, III)	Senior Executive Vice President, Secretary, and Director	April 5, 2004

/s/ GARY R. ENZOR (Gary R. Enzor)	Chief Financial Officer	April 5, 2004

/s/ STEPHEN R. ATTWOOD (Stephen R. Attwood)	Corporate Controller	April 5, 2004

/s/ ALPHONSE E. FREI (Alphonse E. Frei)	Director	April 5, 2004

/s/ DAVID GOLDMAN (David Goldman)	Director	April 5, 2004

Signature	Title	Date

/s/ DALE M. JENSEN (Dale M. Jensen)	Director	April 5, 2004

/s/ EARL H. SCUDDER, JR. (Earl H. Scudder, Jr.)	Director	April 5, 2004

/s/ KARL ELLER (Karl Eller)	Director	April 5, 2004

/s/ JOCK PATTON (Jock Patton)	Director	April 5, 2004

/s/ PAUL MECRAY (Paul Mecray)	Director	April 5, 2004

/s/ MICHAEL S. STARNES (Michael S. Starnes)	President of M.S. Carriers, Inc. and Director	April 5, 2004